CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust

We consent to the use of our reports dated July 29, 2013, with respect to the financial statements of Wells Fargo Advantage Growth Balanced Fund and Wells Fargo Advantage Moderate Balanced Fund (collectively referred to as the Wells Fargo Advantage Allocation Funds), two of the funds comprising the Wells Fargo Funds Trust, as of May 31, 2013, incorporated herein by reference, and to the reference to our firm under the captions “Financial Highlights” in the Prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

September 25, 2013